Exhibit 99.1

DCP Midstream Announces Pricing of Series A Preferred Units

DENVER—(BUSINESS WIRE) — November 13, 2017 — DCP Midstream, LP (NYSE: DCP) (“DCP”) announced today that it has priced an underwritten public offering of 500,000 of its 7.375% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Preferred Units”) at a price of $1,000 per unit. Distributions on the Preferred Units will be payable from and including the original issue date to, but not including, December 15, 2022 at a fixed rate equal to 7.375% per annum of the stated liquidation preference of $1,000 per unit. On and after December 15, 2022, distributions on the Preferred Units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 5.148%. DCP expects to receive net proceeds from the offering of approximately $487.8 million after deducting underwriting discounts and estimated offering expenses, and intends to use the net proceeds for general partnership purposes, including the repayment of its 2.50% Senior Notes due December 1, 2017. The offering is expected to close on November 20, 2017, subject to customary closing conditions.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. When available, a copy of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from any of the underwriters by contacting:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk, 3rd Floor

Telephone: 212-834-4533

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

200 North College Street

NC1-004-03-43

Charlotte NC 28255-0001

Attention: Prospectus Department

Telephone: 1-800-294-1322

Email: dg.prospectus_requests@baml.com

RBC Capital Markets, LLC

Attn: DCM Transaction Management

200 Vesey Street

New York, New York 10281

Telephone: (866) 375-6829

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, Minnesota 55402

Attention: WFS Customer Service

Telephone: 800-645-3751

The Preferred Units are being offered and will be sold pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering of Preferred Units is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

DCP Midstream, LP (NYSE:DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Enbridge Inc. and Phillips 66.

This press release may include forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including statements regarding the intended use of offering proceeds and other aspects of the Preferred Unit offering. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP’s control, including market conditions, customary offering closing conditions and other factors described in the prospectus and accompanying prospectus supplement for the offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in DCP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission and in the prospectus and related prospectus supplement for the Preferred Units. The statements herein speak only as of the date of this press release. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

DCP Media Relations	DCP Investor Relations
Roz Elliott	Andrea Attel
(303) 605-1707	(303) 605-1741
www.dcpmidstream.com	www.dcpmidstream.com

Source: DCP Midstream, LP